EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Stewart Information Services Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-196389, 333-159285 and 333-124954) on Form S-8 of Stewart Information Services Corporation of our reports dated February 28, 2019, with respect to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules I to II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Stewart Information Services Corporation.

/s/ KPMG LLP
Houston, Texas
February 28, 2019